EMPLOYMENT AGREEMENT

AGREEMENT, made and entered into as of the 24th day of August, 2008, by and between All American Pet Company Inc., a Maryland corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Lisa Bershan (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive is currently serving as a member of the Board of Directors and President of the Company;

WHEREAS, the Company and the Executive enter into this employment agreement dated August 24, 2008 (the “Employment Agreement”) under which the Term of Employment (as defined under this Employment Agreement) expires on January 31, 2014;

WHEREAS, the Company desires to continue the employment of the Executive as its President and Senior Sales Executive embodying the terms of such continued employment (this “Agreement”);

WHEREAS, the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement;

WHEREAS, the Company and the Executive desire to formalize the terms of employment by which  Executive has been serving the company  so that the Term of Employment will now be formalized and expire on January 31, 2014;

WHEREAS, the Company desires to grant the Executive an award of performance-based restricted stock that will serve as incentive, retention and retirement compensation;

WHEREAS, the Company and the Executive desire to set the terms for a formal Employment Agreement to provide that the terms and conditions fully comply with the requirements of Internal Revenue Code Section 409A and the regulations promulgated there under;

WHEREAS, the Company and the Executive desire to amend the terms by which Executive has been working  to make other miscellaneous and technical amendments to the understanding by which the Executive has been working; and

WHEREAS, the Company and the Executive desire to amend and restate all prior understanding regarding the terms of employment are restated  in its entirety with this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1.	Definitions.

(a) “Accelerated Equity Award Gains” shall mean the sum of (x) the Accelerated Option and SAR Gains and (y) the Accelerated Share Award Gains.

(b) “Accelerated Options” shall mean those unvested stock options that become vested in accordance with Sections 1l(d), 1l(e) or 1l(g).

(c) “Accelerated Option and SAR Gains” shall mean:

(1)	in the case of any Accelerated Option, or any Accelerated SAR that is settled in shares of the Company’s common stock, the product of:

(A)	the number of shares of the Company’s common stock acquired by the Executive upon exercise of any Accelerated Option or Accelerated SAR, multiplied by

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(B)
the difference between (x) the fair market value per share of the Company’s common stock underlying such Accelerated Option or Accelerated SAR as of the date on which the Executive exercised the Accelerated Option or Accelerated SAR less (y) the exercise price or grant price (as equitably adjusted) of such Accelerated Option or Accelerated SAR; or

(2)
in the case of any Accelerated SAR that is settled in cash or in property, other than shares of the Company’s common stock, the amount of cash and fair market value of any property paid or transferred to the Executive with respect to the Accelerated SAR.

(d) “Accelerated Share Award Gains” shall mean the aggregate value of the Accelerated Shares based on the closing price the Company’s common stock value determined on whichever of the following dates produces the greatest value:

(1)	the Termination Date;

(2)	the date on which the Executive breaches Sections 14(a) or 14(b) below; or

(3)	the date on which the Executive transfers or otherwise disposes of the Accelerated Shares.

(e) “Accelerated SARs” shall mean those unvested stock appreciation rights that become vested in accordance with Sections 1l(d), 1l(e), or 11(g),

(f) “Accelerated Shares” shall mean those shares of the Company’s common stock granted by the Company to the Executive as compensation for services that would have been forfeited in the event that the Executive’s employment with the Company had been terminated by the Company for Cause in accordance with Section 11(c) below.

(g) “Base Salary” shall mean the Executive’s base salary as determined in accordance with Section 4 below.

(h) “Board” shall mean the board of directors of the Company.

(i) “Bonus Opportunity” shall mean the Executive’s Threshold Bonus opportunity, Target Bonus opportunity and Maximum Bonus opportunity as described in Section 5 below.

(j) “Cause” shall mean:

(1)	a conviction of the Executive, or a plea of nolo contendere, to a felony involving moral turpitude; or

(2)	willful misconduct or gross negligence by the Executive resulting, in either case, in material economic harm to the Company; or

(3)	a willful continued failure by the Executive to carry out the reasonable and lawful directions of the Board; or

(4)
fraud, embezzlement, theft or dishonesty of a material nature by the Executive against the Company or any Subsidiary or a willful material violation by the Executive of a policy or procedure of the Company, resulting, in any case, in material economic harm to the Company; or

(5)	a willful material breach by the Executive of this Agreement.

An act or failure to act shall not be “willful” if (i) done by the Executive in good faith or (ii) the Executive reasonably believed that such action or inaction was in the best interests of the Company.

(k) “Change in Control” shall mean:

(1)
the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) (other than by (i) any subsidiary or affiliate of the Company, (ii) any entity owned, directly or indirectly, 50% or more by the Company, (iii) any employee benefit plan of any such entity, and/or any

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entity for their benefit), through one transaction or a series of related transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company; or

(2)	the liquidation or dissolution of the Company (other than a dissolution occurring upon a merger or consolidation thereof); or

(3)
the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

(l) “COBRA” shall mean the federal law with respect to continuation of health coverage created under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(m) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(n) “Competitive Activity” shall mean an activity in which the Executive engages directly or indirectly (whether as a principal, agent, partner, employee, investor, owner, consultant, board member or otherwise) that is in material direct competition with the Company or any of its Subsidiaries in any of the States within the United States, or countries within the world, in which the Company or any of its Subsidiaries conducts business with respect to a business in which the Company or any of its Subsidiaries engaged during the Term of Employment; provided, however, that an ownership interest of 4.9% or less in any publicly held company shall not constitute a Competitive Activity; and further provided, however, that the Executive may be employed by or otherwise associated with a business or entity of which a subsidiary, division, segment, unit, etc. is in material direct competition with the Company or any Subsidiary but as to which such subsidiary, division, segment, unit, etc. the Executive has no direct or indirect responsibilities or involvement so long as the Executive does not breach the covenant of confidentiality contained in Section 13 below.

(o) “Disability” shall mean the Executive’s inability to substantially perform her essential duties and responsibilities under this Agreement, with or without reasonable accommodation, for a period of (i) 6 consecutive months or (ii) 180 days in any 12-month period, as determined by a licensed physician mutually selected by the Company and the Executive. If the Parties cannot so agree on a licensed physician, each Party shall select a licensed physician and the two licensed physicians shall select a third licensed physician who shall make such determination for this purpose.

(p) “Effective Date” shall mean August 24, 2008.

(q) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(r) (i) the Executive, (ii) any spouse, parent, sibling or descendant of the Executive, and (iii) any spouse or descendant of any parent, sibling or descendent of the Executive.

(s) “Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions within the 90-day period preceding a termination of employment by the Executive:

(1)	a reduction of the Executive’s Base Salary or Bonus Opportunity (i.e.—not a reduction of any actual bonus amount (if any) paid from year to year); or

(2)	an actual relocation of the Executive’s principal office that is more than 25 miles from Beverly Hills; or

(3)
a diminution of the Executive’s title, authority, duties or responsibilities, or the assignment to the Executive of titles, authority, duties or responsibilities that are materially inconsistent with her titles, authority, duties and/or responsibilities under Section 3 below, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied; or

(4)	a failure to re-elect the Executive as a member of the Board; or

(5)
a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; or

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(6)	a material breach by the Company of this Agreement,

(t) “LTIC” shall mean long-term incentive compensation.

(u) “Maximum Bonus” shall mean the maximum annual incentive award opportunity described in Section 5 below.

(v) “Noncompetition Period” shall mean the period commencing on the Effective Date and ending on (i) if the Executive’s employment is terminated in accordance with Section 11(b), 11(c), 11(d), 11(e), 11(f) or 11(g) below during the Term of Employment, then the 2nd anniversary of the Termination Date, (ii) if the Executive’s employment is terminated on account of the
Executive’s death in accordance with Section 11(a), then the date of the Executive’s death, or (iii) if the Term of Employment ends and the Executive’s employment has not been terminated in accordance with Section 11 below, then the 5th anniversary of the Effective Date.

(w) “Nonsolicitation Period” shall mean the period commencing on the Effective Date and ending on (i) if the Executive’s employment is terminated in accordance with Section 1l(b), 1l(c), 1l(d), 1l(e), 1l(f) or 1l(g) below during the Term of Employment, then the 2nd anniversary of the Termination Date, (ii) if the Executive’s employment is terminated on account of the Executive’s death in accordance with Section 11(a), then the date of the Executive’s death, or (iii) if the Term of Employment ends and the Executive’s employment has not been terminated in accordance with Section 11 below, the anniversary of the Effective Date.

(x) “Subsidiary” shall mean a corporation of which the Company owns more than 50% of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50%.

(y) “Target Bonus” shall mean the target annual incentive award opportunity described in Section 5 below.

(z) “Threshold Bonus” shall mean the threshold annual incentive award opportunity described in Section 5 below.

(aa) “Term of Employment” shall mean the period specified in Section 2 below.

(bb) “Termination Date” shall mean the date that the Executive’s employment is terminated (either by death, by the Company or by the Executive) in accordance with Section 11 below.

(cc) “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2.	Term of Employment.

The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the earlier of (i) 11:59 PM EST on January 31, 2014or (ii) the Termination Date. The Company and the Executive shall both notify the other Party in writing on or about the 4th anniversary of the Effective Date that the Term of Employment will end in 1 year.

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3.	Position, Duties and Responsibilities; Reporting.

(a) As of the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the Chairman and Chief Executive Officer of the Company and shall be responsible for the operations and other general management of the affairs of the Company. The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive’s ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or Disability, the Executive shall devote a majority of the Executive’s time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment. The Executive, in carrying out her duties under this Agreement, shall report solely and directly to the Board of Directors. Provided that the following activities do not materially interfere with the Executive’s duties and responsibilities as Chairman and Chief Executive Officer of the Company, the Executive may (i) engage in charitable and community affairs, so long as such activities are consistent with her duties and responsibilities under this Agreement, (ii) manage her personal investments, and (iii) serve on the boards of directors of other companies (but not more than 3 public companies without the Board’s prior written consent).

(b) It is the intention of the Parties that the Executive shall serve as a member of the Board at all times during the Term of Employment.

( c) The company will within one year of the date of this agreement shall provide D & O insurance to cover all senior officers and directors.

4.	Base Salary.

During the Term of Employment, the Executive shall be paid an annualized Base Salary of not less than $150,000. The Base Salary shall be payable in accordance with the regular payroll practices of the Company. The Base Salary shall be increased by a minimum of eight percent (8%) and reviewed no less frequently than annually for purposes of increase in the discretion of the Board; provided, however, that the Base Salary, if increased, shall never be decreased from such increased amount unless the Executive provides her prior written consent to such decrease.

5.	Annual Incentive Compensation Programs.

During the Term of Employment, the Executive shall participate in the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Board of Directors in its sole discretion. During the Term of Employment, the Executive shall have a Threshold Bonus opportunity under such plan or program equal to 60% of her current Base Salary, a Target Bonus opportunity under such plan or program equal to 100% of her current Base Salary, and a Maximum Bonus under such plan or program equal to 180% of her current Base Salary, in each case based on satisfaction of performance criteria to be established by the Compensation Committee of the Board within the first 3 months of each fiscal year that begins during the Term of Employment. Payment of annual incentive compensation awards shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards.

6.	Long-Term Incentive Compensation Programs.

(a) The Company shall grant at the signing of this agreement to the Executive 2,375,000 performance-based restricted shares of the Company’s common stock and warrants that entitle the holder to purchase 2,500,000 shares of common stock at a price of $0.17 per share for a period of ten (10) years from the date of the options (the “Special Performance-Based Restricted Stock Grant”). The Parties agree that all compensation attributable to the Special Performance-Based Restricted Stock Grant shall be tax deductible under Code Section 162(m). Subject to Section 11 below, the

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Special Performance-Based Restricted Stock Grant shall vest 100% on the Executive’s 65th birthday, provided that she is still an employee of the Company on that date. The Special Performance-Based Restricted Stock Grant shall be subject to other terms and conditions as set forth by the Compensation Committee of the Board in a Special Performance-Based Restricted Stock Award Agreement. If the Company cannot grant all 2,375,000 shares due to the unavailability of such shares under the Company’s shareholder-approved equity compensation plans, then the Company shall grant the remaining un-granted shares under this Section 6(a) within 30 days of the date that the Company’s shareholders approve either (i) a new equity compensation plan or (ii) an amendment to the Company’s existing equity compensation plan that increases the number of available shares under such plan so that all of the remaining un-granted shares may be granted.

(b) In addition to the Special Performance-Based Restricted Stock Grant, during the Term of Employment, the Executive shall be eligible to participate in the Company’s applicable long-term incentive compensation plan as maybe established and modified from time to time by the Board in its sole discretion commensurate with her titles and position, and shall be eligible to receive awards under that plan in such form and amounts, and subject to such conditions, as the Compensation Committee shall determine each year.

7.	Employee Benefit Programs.

(a) During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to the senior-level executives.

(b) During the Term of Employment, the Company shall provide and/or pay for a life insurance policy on the Executive’s life with a $2 million death benefit. The Executive shall designate in her sole discretion the beneficiary under such policy. If the life insurance cannot be purchased at standard rates, then the Company shall provide and/or pay for that amount of insurance that can be purchased for premiums equal to the coverage specified above at standard rates.

  (c) During the Term of Employment, the Executive shall be entitled to be reimbursed for (1) car in an amount of $1,000 per month and local travel expenses including insurance, maintenance and fuel expenses, (2)mobile telephone and (3) miscellaneous expenses.

8.	Reimbursement of Business Expenses.

During the Term of Employment, the Executive is authorized to incur reasonable business expenses in carrying out her duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy. The Company shall pay directly or reimburse the Executive for all attorneys’ fees, disbursements and costs incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement, up to a maximum of $7,500, subject to proper documentation.

9.	Perquisites.

During the Term of Employment, the Executive shall be entitled to participate in the Company’s executive perquisite and fringe benefit programs applicable to the Company’s senior-level executives in accordance with the terms and conditions of such arrangements as are in effect from time to time. Notwithstanding anything contained in this Agreement to the contrary, the Executive shall be entitled to commercial first-class air travel and accommodations when traveling on Company business.

10.	Vacation.

The Executive shall be entitled to at least 30 paid vacation days per calendar year in accordance with the Company’s vacation policy in effect from time to time,  Executive may at her sole option carry 100% of all unused vacation into the next year or choose to be paid for the time at her normal rate of pay. If payment is chosen, it will occur within January of the year following the year in which it was earned.

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11.	Termination of Employment.

(a) Termination of Employment Due to Death. In the event of the Executive’s death during the Term of Employment, the Term of Employment shall end as of the date of the Executive’s death and her estate and/or beneficiaries, as the case may be, shall be entitled to the following:

(1)	Base Salary earned but not paid prior to the date of the Executive’s death, payable within 15 days of the Termination Date;

(2)
all annual incentive compensation awards with respect to any year prior to the year in which the date of the Executive’s death occurs that have been earned but not paid, payable (i) if the amount of the award had been determined as of or prior to the Termination Date, then within 15 days of the Termination Date or (ii) if the amount of the award had not been determined as of or prior to the Termination Date, then at such time as such awards would have been paid in the absence of such termination of employment;

(3)	a pro rata Target Bonus, payable within 15 days of the Termination Date;

(4)
all restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based LTIC awards, including but not limited to the Special Performance-Based Restricted Stock Grant, shall immediately vest as of the Termination Date and be paid or distributed, as the case may be, within 15 days of the Termination Date;

(5)
all performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid on a pro rata basis based on the portion of the performance period completed as of the

Termination Date and assuming, for these purposes, that all target goals had been achieved as of the Termination Date, payable within 15 days of the Termination Date;

(6)
all stock options held by the Executive as of the date of the Executive’s death and that were granted prior to the Effective Date shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements;

(7)	all stock options held by the Executive as of the date of the Executive’s death and that were granted on or after the Effective Date shall remain exercisable until the earlier of:

(A)	the stock option’s originally scheduled expiration date, or

(B)	the end of the 2-year period immediately following the Termination Date;

(8)	all premiums on health insurance for her spouse and her dependents shall be fully paid by the Company for as long as they are eligible for COBRA coverage under the Company’s health plan;

(9)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

(10)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

(b) Termination of Employment Due to Disability. If the Executive’s employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the termination of the Executive’s employment and the Executive shall be entitled to the following:

(1)	Base Salary earned but not paid prior to the Termination Date, payable within 15 days of the Termination Date;

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(2)
all annual incentive compensation awards with respect to any year prior to the year in which the Termination Date occurs that have been earned but not paid, payable (i) if the amount of the award had been determined as of or prior to the Termination Date, then within 15 days of the Termination Date or (ii) if the amount of the award had not been determined as of or prior to the Termination Date, then at such time as such awards would have been paid in the absence of such termination of employment;

(3)	a pro rata Target Bonus, payable within 15 days of the Termination Date;

(4)
all restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based LTIC awards, including but not limited to the Special Performance-Based Restricted Stock Grant, shall immediately vest as of the Termination Date and be paid or distributed, as the case may be, within 15 days of the Termination Date;

(5)
all performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid on a pro rata basis based on the portion of the performance period completed as of the Termination Date and assuming, for these purposes, that all target goals had been achieved as of the Termination Date, payable within 15 days of the Termination Date;

(6)
all stock options held by the Executive as of the Termination Date and that were granted prior to the Effective Date shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements;

(7)	all stock options held by the Executive as of the Termination Date and that were granted on or after the Effective Date shall remain exercisable until the earlier of:

(A)	the stock option’s originally scheduled expiration date, or

(B)	the end of the 1-year period immediately following the Termination Date;

(8)	all premiums on health insurance for himself, her spouse and her dependents shall be fully paid by the Company for as long as they are eligible for COBRA coverage under the Company’s health plan;

(9)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

(10)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive’s employment for Disability occur unless the Party terminating the Executive’s employment gives written notice to the other Party in accordance with Section 26 below.

(c) Termination of Employment by the Company for Cause. If the Company terminates the Executive’s employment for Cause during the Term of Employment, the Term of Employment shall end as of the date of the termination of the Executive’s employment for Cause and the Executive shall be entitled to the following:

(1)	Base Salary earned but not paid prior to the Termination Date;

(2)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

(3)	such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

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In no event shall a termination of the Executive’s employment for Cause occur unless the Company gives written notice to the Executive in accordance with Section 26 below stating with specificity the events or actions that constitute Cause and providing the Executive with an opportunity to cure (if curable) within a reasonable period of time. No termination of the Executive’s employment for Cause shall be permitted unless the Termination Date occurs during the 120-day period immediately following the date that the events or actions constituting Cause first become known to the Board. Cause shall in no event be deemed to exist except upon a finding reflected in a resolution of the Board, whose finding shall not be binding upon any decision-maker ruling on this Agreement, at a meeting to which the Executive (and the Executive’s counsel) shall be invited upon proper notice. If the Executive’s employment is terminated by the Company under this Section 1l(c) based on Cause pursuant to Section l(j)(l) above and the Executive’s conviction is overturned on appeal, then the Executive’s employment shall be deemed to have been terminated by the Company without Cause in accordance with Section 11(d) below.

(d) Termination of Employment by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause, other than due to death or Disability, the Term of Employment shall end as of the date of the termination of the Executive’s employment without Cause and the Executive shall be entitled to the following:

(1)	Base Salary earned but not paid prior to the Termination Date, payable within 15 days of the Termination Date;

(2)
all annual incentive compensation awards with respect to any year prior to the year in which the Termination Date occurs that have been earned but not paid, payable (i) if the amount of the award had been determined as of or prior to the Termination Date, then within 15 days of the Termination Date or (ii) if the amount of the award had not been determined as of or prior to the Termination Date, then at such time as such awards would have been paid in the absence of such termination of employment;

(3)
100% of the annual incentive compensation bonus described in Section 5 above, based on the achievement of the performance goals established under such arrangement, with respect to the year in which the Termination Date occurs, payable when such annual incentive compensation bonuses are paid to other senior executives of the Company;

(4)
a lump sum cash amount equal to 100% of the sum of (i) the greater of (x) the Base Salary in effect on the Termination Date or (y) the Base Salary immediately prior to any reduction that would constitute Good Reason, plus (ii) the greater of (a) the Target Bonus in effect on the Termination Date or (b) the Target Bonus immediately prior to any reduction that would constitute Good Reason, payable within 15 days of the Termination Date;

(5)
all restricted stock, restricted stock units, stock options, stock appreciation rights and all other equity-based LTIC awards shall immediately vest as of the Termination Date and be paid or distributed, as the case may be, within 15 days of the Termination Date, other than performance shares, performance units, and other performance-based equity awards which shall vest on the date that the performance goals established under such performance-based equity compensation arrangement are achieved;

(6)
all performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid on a pro rata basis based on the achievement of the performance goals established under such arrangement, payable when such performance-based compensation is paid to other senior executives of the Company;

(7)
all stock options held by the Executive as of the Termination Date and that were granted prior to the Effective Date shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements;

(8)	all stock options held by the Executive as of the Termination Date and that were granted on or after the Effective Date shall remain exercisable until the earlier of:

(A)	the stock option’s originally scheduled expiration date, or

(B)	the end of the 1-year period immediately following the Termination Date;

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(9)	all premiums on health insurance for himself, her spouse and her dependents shall be fully paid by the Company for as long as they are eligible for COBRA coverage under the Company’s health plan;

(10)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

(11) (12)
such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company;

a severance payment of $2,00,000 payable in good funds within fifteen (15) days of termination.

In no event shall a termination of the Executive’s employment without Cause occur unless the Company gives written notice to the Executive in accordance with Section 26 below.

(e) Termination of Employment by the Executive for Good Reason. The Executive may terminate her employment for Good Reason, provided that the Termination Date occurs during the 2-year period immediately following the date that the events or actions constituting Good Reason first become known to the Executive. Upon a termination by the Executive of her employment for Good Reason, the Term of Employment shall end as of the date of the termination of the Executive’s employment for Good Reason and the Executive shall be entitled to the same payments and benefits as provided in Section 11(d) above. In no event shall a termination of the Executive’s employment for Good Reason occur unless the Executive gives written notice to the Company in accordance with Section 26 below stating with specificity the events or actions that constitute Good Reason (a “Good Reason Notice”). In addition, the Executive shall provide the Good Reason Notice to the Company during the 90-day period immediately following the date that the events or actions constituting Good Reason first become known to the Executive. The Executive shall provide the Company with an opportunity to cure (if curable) the events or actions constituting Good Reason within a reasonable period of time, but at least 30 days from the date the Company receives the Good Reason Notice.

(f) Voluntary Termination of Employment by the Executive Without Good Reason. If the Executive voluntarily terminates her employment without Good Reason, other than a termination of employment due to death or Disability, the Term of Employment shall end as of the date of the termination of the Executive’s employment without Good Reason and the Executive shall be entitled to the same payments and benefits as provided in Section 1l(c) above, provided that the Executive shall be entitled to all annual incentive compensation awards with respect to any year prior to the year in which the Termination Date occurs that have been earned but not paid, payable at such time as such awards would have been paid in the absence of such termination of employment. In no event shall a voluntary termination of the Executive’s employment without Good Reason occur unless the Executive gives written notice to the Company in accordance with Section 26 below at least 30 days prior to the date of the actual date of the termination of the Executive’s employment. A termination of the Executive’s employment under this Section 1l(f) shall not be a breach of ther Agreement.

(g) Termination of Employment in Connection with a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during (i) the 6-month period immediately preceding the date of the Change in Control or (ii) the 2-year period immediately following the date of the Change in Control, the Term of Employment shall end as of the date of the termination of the Executive’s employment without Cause or for Good Reason, as the case may be, and the Executive shall be entitled to the following:

(1)	Base Salary earned but not paid prior to the Termination Date, payable within 15 days of the Termination Date;

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(2)
all annual incentive compensation awards with respect to any year prior to the year in which the Termination Date occurs that have been earned but not paid, payable (i) if the amount of the award had been determined as of or prior to the Termination Date, then within 15 days of the Termination Date or (ii) if the amount of the award had not been determined as of or prior to the Termination Date, then at such time as such awards would have been paid in the absence of such termination of employment;

(3)	a pro rata Target Bonus, payable within 15 days of the Termination Date;

(4)
a lump sum cash amount equal to 300% of the sum of (i) the greater of (x) the Base Salary in effect on the Termination Date or (y) the Base Salary immediately prior to any reduction that would constitute Good Reason, plus (ii) the greater of (a) the Target Bonus in effect on the Termination Date or (b) the Target Bonus immediately prior to any reduction that would constitute Good Reason, payable within 15 days of the Termination Date;

(5)
all restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based LTIC awards, including but not limited to the Special Performance-Based Restricted Stock Grant, shall immediately vest as of the Termination Date and be paid or distributed, as the case may be, within 15 days of the Termination Date;

(6)
all performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid on a pro rata basis based on the portion of the performance period completed as of the Termination Date and assuming, for these purposes, that all target goals had been achieved as of the Termination Date, payable within 15 days of the Termination Date;

(7)
all stock options held by the Executive as of the Termination Date and that were granted prior to the Effective Date shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements;

(8)	all stock options held by the Executive as of the Termination Date and that were granted on or after the Effective Date shall remain exercisable until the earlier of:

(A)	the stock option’s originally scheduled expiration date, or

(B)	the end of the 1-year period immediately following the Termination Date;

(9)	all premiums on health insurance for himself, her spouse and her dependents shall be fully paid by the Company for as long as they are eligible for COBRA coverage under the Company’s health plan;

(10)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

(11)	such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive’s employment without Cause in connection with a Change in Control occur unless the Company gives written notice to the Executive in accordance with Section 26 below.

(h) Clawback of Certain Compensation and Benefits. If, after the termination of the Executive’s employment with the Company for any reason other than by the Company for Cause:

(1)
it is determined in good faith by the Board and in accordance with the due process requirements of Section 11(c) that the Executive’s employment could have been terminated by the Company for Cause under Section 1l(c) above, or

(2)	the Executive breaches Sections 14(a) or 14(b) below; then

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(3)
in addition to any other remedy that may be available to the Company in law or equity and/or pursuant to any other provisions of this Agreement, the Executive’s employment shall be deemed to have been terminated for Cause retroactively to the Termination Date and the Executive shall also be subject to the following provisions:

(i)	the Executive shall be required to pay to the Company, immediately upon written demand by the Board, all amounts paid to him by the Company, whether or not pursuant to this Agreement, on or after the

Termination Date (including the pre-tax cost to the Company of any benefits (other than those described in clause (iii) of this Section 11(h)(3)) provided by the Company) that are in excess of the total amount that the Company would have been required to pay (and the pre-tax cost of any benefits (other than those described in clause (iii) of this Section 11(h)(3)) that the Company would have been required to provide) to the Executive if the Executive’s employment with the Company had been terminated by the Company for Cause in accordance with Section 11(c) above;

(ii)	all vested and unvested stock options then held by the Executive shall immediately expire; and

(iii)	the Executive shall be required to pay to the Company, immediately upon written demand by the Board, an amount equal to all Accelerated Equity Award Gains that the Executive has received.

Notwithstanding anything contained in this Agreement to the contrary, this Section 11 (h) shall not apply if the Board knew or should have known as of or prior to the Termination Date that the Executive’s employment could have been terminated for Cause in accordance with Section 11(c) above.

(i) No Mitigation; No Offset. In the event of any termination of the Executive’s employment under this Section 11, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any compensation attributable to any subsequent employment that she may obtain except as specifically provided in this Section 11. Notwithstanding anything contained in this Agreement to the contrary, all compensation and benefits payable under this Section 11 shall be reduced by any other compensation and benefits payable under any severance or change-in-control plan, program, policy or arrangement of the Company in which the Executive is a participant and under which she has actually and previously received compensation and/or benefits.

(j) Return of Company Property. Following the Termination Date, the Executive or her personal representative shall return all Company property in her possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Executive may retain a copy the addresses contained in her rolodex, palm pilot, PDA or similar device).

(k) Resignation as an Officer and Director. On or before the Termination Date, the Executive shall submit to the Company in writing her resignation as (i) an officer of the Company and of all Subsidiaries and (ii) a member of the Board of Directors and of the board of directors of all Subsidiaries.

(1) Nature of Payments. Any amounts due under this Section 11 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(m) Waiver and Release. If the termination of the Executive’s employment is subject to Section 11(d), 11(e), or 11(g), the Executive and the Company agree that each Party shall execute a waiver and release substantially in the form attached to this Agreement as Exhibit A, and the Executive’s rights to receive any payments or benefits pursuant to Section 11(d)(3) through 11(d)(9) or Section 11(g)(3) through 11(g)(9) above shall be subject to and conditioned upon the Executive’s execution of such waiver and release.

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(n) Cooperation. Following the Term of Employment, the Executive shall give her assistance and cooperation willingly, upon reasonable advance notice with due consideration for her other business or personal commitments, in any matter relating to her position with the Company, or her expertise or experience as the Company may reasonably request, including her attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which she was involved or potentially had knowledge by virtue of her employment with the Company. In no event shall her cooperation materially interfere with her services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it will promptly reimburse the Executive for her reasonable and documented expenses in connection with her rendering assistance and/or cooperation under this Section 11(n) upon her presentation of documentation for such expenses and (ii) the Executive will be reasonably compensated for any continued material services as required under this Section 11(n).

12.	Tax Matters.

(a) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Sections 280G/4999 Golden Parachute Tax. If during or after the Term of Employment, the Executive becomes subject to the excise tax imposed by Code Section 4999 (the “Parachute Excise Tax”), the Parties agree to the following:

(1)
Mandatory Reduction. If the aggregate of all “parachute payments” (as such term is used under Code Section 280G) exceeds 300% of the “base amount” (as such term is used under Code Section 280G) by less than $550,000, then the parachute payment shall be reduced to 299.99% of such base amount.

(2)
Tax Gross-Up. If the aggregate of all parachute payments exceeds 300% of the base amount by $550,000 or more, then the Company shall pay to the Executive a tax gross-up payment so that after payment by or on behalf of the Executive of all federal, state, and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to the Executive by the Company, the Executive retains on an after-tax basis an amount equal to the amount that the Executive would have retained if she had not been subject to the Parachute Excise Tax.

(3)
Computation of Excess Parachute Payment. The computation of the excess parachute payment in accordance with Code Section 280G shall be done by a nationally recognized and reputable independent accounting or valuation firm mutually selected by the Executive and the Company, and if the Parties cannot so agree on the selection of a firm, then each Party shall select a firm and the two selected firms shall select a third firm that shall make the computations for this purpose,

(4)
Notification by Executive. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any tax gross-up payments. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

a.	give the Company any information reasonably requested by the Company relating to such claim,

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b.
take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

c.	cooperate with the Company in good faith in order effectively to contest such claim, and

d.	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12(b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a gross-up payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(5)
Refunds and Repayments. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 12(b)(2) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of this Section 12(b) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 12(b)(2) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of gross-up payment required to be paid.

(c) Section 409A.

(1)
Full Compliance. It is the intent of the Parties that all compensation and benefits payable or provided to the Executive (whether under this Agreement or otherwise) shall fully comply with the requirements of Code Section 409A. The Company agrees that it will not, without the Executive’s prior written consent, take any action, or refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon the Executive under Code Section 409A, and that it will hold the Executive harmless if any action it takes results in the imposition of such tax, interest and/or penalties.

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(2)
Specified Employee. Notwithstanding anything contained in this Agreement to the contrary, if the Executive is a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the Termination Date, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Code Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting the Executive to additional tax, interest and/or penalties under Code Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the Termination Date shall be paid or provided to the Executive in a lump sum cash payment to be made on the earlier of (x) the Executive’s death or (y) the first business day of the seventh calendar month immediately following the month in which the Termination Date occurs.

(3)
Change in Control. Notwithstanding anything contained in this Agreement to the contrary, any payment or benefit that (i) qualifies as Nonqualified Deferred Compensation and (ii) is paid or distributed due to a Change in Control, whether pursuant to this Agreement or otherwise, shall only be paid or distributed if such event that qualifies as a Change in Control under this Agreement also qualifies as either a “change in the ownership or effective control of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation” in accordance with Treasury Regulation 1.409A-3(i)(5).

(4)
Expense Reimbursements. Notwithstanding anything contained in this Agreement to the contrary, except to the extent any reimbursement, payment or entitlement under Sections 7, 8, 9 or 10 above does not qualify as Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit

(5)
Reimbursement of Expenses in Connection with a Separation from Service. Notwithstanding anything contained in this Agreement to the contrary, any payment or benefit paid or provided under Section 11 above or otherwise paid or provided due to a “separation from service” (as such term is described and used in Code Section 409A and the Treasury Regulations promulgated there under) that is exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(9)(v) shall be paid or provided to the Executive only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the separation from service occurs; provided, however that the Company reimburses such expenses no later than the last day of the third taxable year following the taxable year of the Executive in which the separation from service occurs.

(6)
Involuntary Separation due to Good Reason. Notwithstanding anything contained in this Agreement to the contrary, the Executive may only terminate her employment for Good Reason in accordance with Section 11 (e) above only if such termination of employment complies with Treasury Regulation Section 1.409A-1(n)(2). It is the intent of the Parties that the definition of Good Reason and the separation-from-service procedures specified in Section 11(e) fully comply with Treasury Regulation Section 1.409A-1(n)(2).

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(7)
Tax Gross-Ups. Notwithstanding anything contained in this Agreement to the contrary, all tax gross-up payments, including but not limited to the tax gross-up payment described in Section 12(b) above, shall be paid by the end of the Executive’s taxable year immediately following the Executive’s taxable year in which the Executive (or the Company on her behalf) remits the related taxes, and which shall otherwise fully complies with Treasury Regulation Section 1.409A-3(i)(l)(v).

(8)
Dispute Resolution Payments. Any dispute resolution payment (including related reimbursable expenses, fees and other costs) that does not qualify as a “legal settlement” in accordance with Treasury Regulation 1.409A-1(b)(11) shall be paid by the Company to the Executive not later than the last day of the Executive’s taxable year following the year in which the dispute is resolved.

(d) Section 83. It is the intent of the Parties that the Special Performance-Based Restricted Stock Grant be taxed under Code Section 83. The Executive may – but is not obligated to – make an election under Code Section 83(b) within 30 days of the date of grant of the Special Performance-Based Restricted Stock Grant.

(e) Section 162(m). It is the intent of the Parties that the Special Performance-Based Restricted Stock Grant qualifies as “performance-based compensation” (as such term is described in Code Section 162(m)(4) and Treasury Regulation Section 1.162-27(e)).

13.	Confidentiality: Assignment of Rights.

(a) During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which she acquires during the Term of Employment, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with her work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (iii) as to such confidential information that becomes generally known to the public or trade without her violation of this Section 12(a), or (iv) to the Executive’s spouse, attorney and/or her personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”),provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company by an Exempt Person shall be deemed to be a breach of this Section 13(a) by the Executive. For purposes of this Agreement, confidential information includes all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of her employment with the Company (including information conceived, originated, discovered or developed by the Executive and any information acquired by the Company from others) prior to or after the Effective Date, and not generally or publicly known, (other than as a result of unauthorized disclosure by the Executive), with respect to the Company or the Company’s business, and including proprietary or confidential information received by the Company from third parties subject to an obligation on the Company’s part to maintain the confidentiality of the information. If any person or authority makes a demand on the Executive purporting to legally compel him to divulge any confidential information, the Executive shall give notice of the demand to the Company within a reasonable period of time so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such confidential information. The Executive shall not divulge such confidential information (unless compelled to do so by law or apparent legal authority) until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any. Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of her services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company containing such confidential information and all property of the Company or any other Company affiliate, which she may then possess or have under her control.

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(b) The Executive hereby sells, assigns and transfers to the Company all of her right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”) which during the Term of Employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work she performs or information she receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further compensation in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

14.	Noncompetition; Nonsolicitation.

(a) The Executive covenants and agrees that during the Noncompetition Period she shall not at any time, without the prior written consent of the Company directly or indirectly, engage in a Competitive Activity or call on, solicit or do business with any customer or client of the Company or any Subsidiary with respect to a Competitive Activity.

(b) The Executive covenants and agrees that during the Nonsolicitation Period she shall not at any time, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, employ or attempt to employ any employee of the Company or any Subsidiary (other than her personal administrative assistant(s)) for the purpose of causing such employee to terminate her or her employment with the Company or such Subsidiary.

(c) The Parties acknowledge that in the event of a breach or threatened breach of Section 14(a) and/or Section 14(b) above, the Company shall not have an adequate remedy at law. Accordingly, and notwithstanding anything contained in this Agreement to the contrary, in the event of any breach or threatened breach of Section 14(a) and/or Section 14(b) above, the Company shall be entitled to seek such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 14(a) and/or Section 14(b) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 14(a) and/or Section 14(b) above, including the recovery of damages.

15.	Indemnification.

(a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that she is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board and any applicable laws, or, if greater, and not precluded by applicable laws, by the laws of the State of California, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if she has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses.

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(b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 15(a) above that indemnification of the Executive is proper because she has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c) The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

16.	Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Executive may not assign or transfer any of her rights or obligations under this Agreement.

17.	Representation.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of her obligations under this Agreement.

18.	Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. The Parties agree that as of the Effective Date, the Existing Employment Agreement is null and void and shall have no further force or effect.

19.	Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

20.	Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If such invalidity or unenforceability is caused by length of time or size of area, or both, the otherwise invalid provision shall be considered to be reduced to a period or area which would cure such invalidity.

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21.	Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Sections 11 and 15 above and the Executive’s obligations under Sections 13 and 14 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

22.	Controlling Document.

If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

23.	Beneficiaries/References.

The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of her incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

24.	Governing Law/Jurisdiction.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California without reference to principles of conflict of laws unless superseded by federal law.

25.	Resolution of Disputes.

Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Los Angeles, California or any other location mutually agreed to by the Parties in accordance with the rules and procedures of the American Arbitration Association governing employment disputes. The Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All arbitration costs shall be shared equally by the Parties, and all other costs shall be borne by the Party incurring such cost.

26.	Notices.

All notices shall be in writing, shall be sent to the following addresses listed below or to such other address as either Party shall request by notice to the other in accordance with this Section 26, using a reputable overnight express delivery service, and shall be deemed to be received when sent.

If to the Company:	All American Pet Company Inc. 9601 Wilshire Blvd., Suite M200 Beverly Hills, CA 90210 Attention: General Counsel

If to the Executive:	The Executive’s last known address on file with the Company

27.	Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

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28.	Counterparts.

This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ALL AMERICAN PET COMPANY INC.

By:	/S/ Barry Schwartz
Name:	Barry Schwartz
Title:	Director/Acting Chair of the Compensation Committee
Executive
By: /S/ Lisa Bershan
Lisa Bershan

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EXHIBIT A

RELEASE

This RELEASE (“Release”) dated as of this                      day between All American pet Company Inc., a Maryland corporation (the “Company”), and Lisa Bershan (the “Executive”).

WHEREAS, the Company and the Executive previously agreed to the terms of employment under which the Executive was employed to serve as the Company’s Chairman and Chief Executive Officer; and

WHEREAS, pursuant to this Employment Agreement, the Executive is entitled to certain compensation and benefits upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

1. Subject to Paragraph 3 below, the Executive, on her own behalf and on behalf of her heirs, estate, beneficiaries and assigns, does hereby release the Company, and any of its Subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of her employment with the Company, or arising out of the severance of such informal employment relationship which Executive has been working without an Employment Agreement, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on her behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. If any court rules that such waiver of rights to file, or have filed on her behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive without liability. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is her intention to fully settle and release all claims she may have against the Company and the persons and entities described above, whether known, unknown or suspected.

2. Subject to Paragraph 3 below, the Company releases and forever discharges, and by this instrument releases and forever discharges, the Executive from all debts, obligations, promises, covenants, agreements, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands of any kind whatsoever (whether known or unknown), in law or in equity, which it ever had, now has, or which may arise in the future regarding any matter arising on or before the execution of this Release regarding the Executive’s employment with or the Executive’s leaving the employment of the Company.

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3. The Company and the Executive acknowledge and agree that the release contained in Paragraphs 1 and 2 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to pay or provide any compensation or benefit required to be paid or provided under the Employment Agreement, (ii) to indemnify the Executive for her acts as an officer or director of the Company in accordance with the bylaws of the Company and the policies and procedures of the Company that are presently in effect including Section 15 of the Employment Agreement, or (iii) to the Executive and her eligible, participating dependents or beneficiaries under any existing welfare, retirement or other fringe-benefit plan or program of the Company in which the Executive and/or such dependents are participants. The Company and the Executive acknowledge and agree that the release contained in Paragraphs 1 and 2 does not apply to any causes of action arising under or in connection with (x) the Executive’s willful misconduct or any similar action or actions not known by the Company as of the date of this Release nor (y) any post-termination of employment obligations of the Company or the Executive under the Employment Agreement.

4. The Executive acknowledges that she has been provided at least 21 days to review the Release and has been advised to review it with an attorney of her choice. In the event the Executive elects to sign this Release prior to this 21-day period, she agrees that it is a knowing and voluntary waiver of her right to wait the full 21 days. The Executive further understands that she has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by                      within the 7-day period. The Executive further acknowledges that she has carefully read this Release, and knows and understands its contents and its binding legal effect. The Executive acknowledges that by signing this Release, she does so of her own free will and act and that it is her intention that she be legally bound by its terms.

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